EXHIBIT 8.1
Law Offices
ELIAS, MATZ, TIERNAN & HERRICK L.L.P.
12th Floor
734 15th Street, N.W.
Washington, D.C. 20005

Telephone (202) 347-0300
Facsimile (202) 347-2172
WWW.EMTH.COM
October 28, 2005
TD Banknorth Inc.
P.O. Box 9540
Two Portland Square
Portland, Maine 04112-9540

Re:	Registration Statement on Form S-4 Acquisition of Hudson United Bancorp
Ladies and Gentlemen:
     We have acted as special counsel to TD Banknorth Inc. (“TD Banknorth”), a Delaware corporation and a majority-owned subsidiary of The Toronto-Dominion Bank (“TD”), in connection with the proposed merger (the “Merger”) of Hudson United Bancorp (“Hudson United”), a New Jersey corporation, with and into TD Banknorth, pursuant to the Agreement and Plan of Merger, dated as of July 11, 2005, among Hudson United, TD Banknorth and, solely with respect to Article X of the Agreement, TD (the “Merger Agreement”). At your request, we are rendering our opinion on the federal income tax consequences of the Merger. All capitalized terms used herein, unless otherwise specified, have the meanings assigned thereto in the Merger Agreement.
     For purposes of the opinion set forth below, we have relied, with the consent of TD Banknorth and the consent of Hudson United, upon the accuracy and completeness of the statements and representations of a factual nature (which statements and representations we have neither investigated nor verified) contained, respectively, in the certificates of TD Banknorth and Hudson United dated the date hereof, and have assumed that such statements and representations will be complete and accurate at all times, including the Effective Time of the Merger, and that any representation made “to the best knowledge” or similarly qualified is correct without such qualification. We also have relied upon the accuracy of the Registration Statement on Form S-4 filed by TD Banknorth with the Securities and Exchange Commission in connection with the Merger (the “Registration Statement”) and the Joint Proxy

TD Banknorth Inc.
October 28, 2005

Statement/Prospectus of TD Banknorth and Hudson United included therein (the “Joint Proxy Statement/Prospectus”). We also have assumed that the parties have complied with and, if applicable, will continue to comply with, the covenants contained in the Merger Agreement.
     We have examined the documents referred to above and the originals, or duplicates or certified or conformed copies, of such records, documents, certificates or other instruments and made such other inquiries as in our judgment are necessary or appropriate to enable us to render the opinion set forth below. For purposes of this opinion, we have assumed that the Merger will be consummated in the manner described in the Merger Agreement and that the structure of the Merger will not be modified pursuant to Section 10.10 of the Merger Agreement. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing. The opinion expressed herein is conditioned on the initial and continuing accuracy of the facts, information and representations contained in the aforesaid documents or otherwise referred to above.
     In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations, administrative interpretations and judicial precedents as of the date hereof.
     No opinion is expressed as to any transaction other than the Merger as described in the Merger Agreement or as to any transaction whatsoever, including the Merger, if all the transactions described in the Merger Agreement are not consummated in accordance with the terms of the Merger Agreement without waiver or breach of any material provision thereof, or if all of the representations, warranties, statements and assumptions upon which we rely are not true and accurate at all times including the Effective Time of the Merger. In the event that any of the statements, representations, warranties or assumptions upon which we have relied to render this opinion are incorrect, our opinion might be adversely affected and may not be relied upon.
     We express our opinion herein only as to those matters specifically set forth above and no opinion should be inferred as to the tax consequences of the Merger under any state, local or foreign law, or with respect to other areas of United States federal taxation. Our opinion is not binding on either the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not successfully contest any of the conclusions set forth in this opinion. Furthermore, no assurance can be given that future legislation, regulations, judicial decisions or administrative changes, applicable either on a prospective or retroactive basis, will not alter our opinion. Nevertheless, we are under no obligation to supplement or revise our opinion to reflect any new developments in the application or interpretation of the United States federal income tax laws (including changes with retroactive effect). We are members of the Bar of the District of Columbia, and we do not express any opinion herein concerning any law other than the federal law of the United States.

TD Banknorth Inc.
October 28, 2005

     Based upon the foregoing, and subject to the qualifications and limitations stated herein, we hereby confirm our opinion set forth in the discussion contained in the Registration Statement under the caption “Material United States Federal Income Tax Consequences of the Merger.”
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and we consent to the use of our name under the headings “Material United States Federal Income Tax Consequences of the Merger” and “Legal Matters” in the Joint Proxy Statement/Prospectus constituting a part thereof.

Very truly yours, ELIAS, MATZ, TIERNAN & HERRICK L.L.P.

By:	/s/ Gerald F. Heupel, Jr.
Gerald F. Heupel, Jr, a Partner